EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES INTENT TO TERMINATE MARKETING AGREEMENT WITH ABBOTT LABORATORIES

LITTLE ELM, Texas, Aug. 29, 2003 Retractable Technologies, Inc. (AMEX: RVP) a leading maker of safety needle devices, today announced that it has notified Abbott Laboratories that it intends to terminate its National Marketing and Distribution Agreement with Abbott because Abbott has breached the agreement. Under this agreement, which was originally signed May 4, 2000, Abbott has acted as the marketer and distributor for Retractable’s VanishPoint® product lines in the acute care hospital market.

According to the terms and conditions of the marketing agreement, Abbott has 60 days from the date of notice to remedy a breach of a material term or condition. If a breach is not remedied to Retractable’s satisfaction within this period, the agreement will terminate. Upon termination, the agreement requires Abbott and Retractable to “diligently cooperate to effect a smooth and orderly transition in the distribution of the VanishPoint® products in the hospital market.”

Thomas J. Shaw, president and CEO of Retractable, stated: “We cannot comment at this time on the issues related to the claims of breach of certain terms and conditions of our marketing agreement with Abbott. However, it is clear to me in light of Abbott’s recent agreements to pay more than $600 million in fines and penalties to settle allegations of illegal and unethical sales and marketing practices, that Abbott is not a good fit for Retractable going forward. Our management and staff take pride in the fact that the quality and high standards of our technology are matched by our high ethical and professional standards. Retractable will work diligently to minimize any possible short-term effects of this decision. We do not foresee a long-term loss of sales or customers from this step, which is being taken with Retractable’s long-term interests and its customers’ needs in mind. Retractable is making arrangements for our customers to be served by other distributors to avoid any gaps in service that might otherwise occur as we sever our relationship with Abbott.”

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand, the Company’s ability to access the market, the Company’s ability to resolve its litigation with Becton Dickinson, among others, the Company’s ability to continue to finance research and development as well as operations and expansion of production, as well as sales, the increased interest of larger market players, specifically Becton Dickinson, in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Vice President and Chief Financial Officer	Communications Director
(888) 806-2626 or (972) 294-1010	(508) 627-3285 or (214) 912-7415
rtifinancial@vanishpoint.com	plzweig@aol.com